                                                                    EXHIBIT 3.36

================================================================================
______________________________________________________________________________



                              AMENDED AND RESTATED
                            JOINT VENTURE AGREEMENT
                            -----------------------
                               (WHISPERING PALMS)



                                 BY AND BETWEEN

                          GOLF INNS OF AMERICA, INC.,
                            a California corporation
                                 ("Golf Inns")

                                      AND

                           OCEAN VISTA LAND COMPANY,
                            a California corporation
                                ("Ocean Vista")



______________________________________________________________________________

================================================================================

                               TABLE OF CONTENTS
                               -----------------

Article                                                     Page
- -------                                                     ----
     INTRODUCTION / WITNESSETH                                 1
     -------------------------

1.   DEFINITIONS
     -----------

     Definitions ...........................................   2

2.   FORMATION OF THE PARTNERSHIP
     ----------------------------

     Formation .............................................   2
     Name ..................................................   2
     Principal Office ......................................   2
     Purpose of the Joint Venture ..........................   2
     Partnership Act; Ownership; No Partition ..............   2
     No Individual Authority ...............................   3
     No Restrictions .......................................   3
     Not Responsible for Other's Commitments ...............   3
     Legal Obligations .....................................   3

3.   TERM
     ----

     Term ..................................................   4

4.   CONTRIBUTIONS TO THE JOINT VENTURE
     ----------------------------------

     Initial Capital Contributions .........................   4
     Capital Contributions and Obligations .................   4

5.   INTEREST OF THE VENTURERS
     -------------------------

     Percentage Interest ...................................   5
     Profits, Losses and
       Distributive Shares of Tax Items ....................   6
     Deficit Capital Makeup ................................   6

6.   MANAGEMENT OF THE JOINT VENTURE
     -------------------------------

     Management Committee ..................................   6
     Meetings of the Management Committee ..................   7
     Action by the Management Committee ....................   7
     Managing Partner ......................................   8

     Accounting Records ....................................  10
     Costs and Expenses; No Compensation ...................  10
     Replacement ...........................................  10

7.   BUDGETS
     -------

     Budgets ...............................................  10

8.   DISTRIBUTION OF POSITIVE NET CASH FLOW
     --------------------------------------

     Positive Net Cash Flow ................................  11

9.   GOLF INNS' COVENANTS AND REPRESENTATIONS                 12
     ----------------------------------------

10.  OCEAN VISTA'S COVENANTS AND REPRESENTATIONS              13
     -------------------------------------------

11.  PROHIBITED TRANSACTIONS
     -----------------------

     Prohibited Transactions ...............................  14

12.  BOOKS, RECORDS, AUDITS, TAXES, ETC.
     -----------------------------------

     Books; Statements .....................................  15
     Where Maintained; Availability ........................  16
     Audits ................................................  16
     Independent Audit .....................................  16
     Other Information .....................................  16
     Banking ...............................................  16
     Tax Returns; Review ...................................  16

13.  DISSOLUTION AND LIQUIDATION OF THE JOINT VENTURE
     ------------------------------------------------

     Dissolution Events ....................................  17
     Method of Liquidation .................................  17
     Date of Termination ...................................  18

14.  TRANSFER OF JOINT VENTURE INTEREST                       19
     ----------------------------------

15.  BUY-SELL PROVISIONS
     -------------------

     Mandatory Buy-Sell ....................................  19

16.  DEFAULT BY A VENTURER
     ---------------------

     Events of Default .....................................  20
     Effect of Default .....................................  22

     Failure to Make a Capital Contribution ................  23

17.  PROCEDURE FOR APPRAISEMENT
     --------------------------

     Selection of Appraisers ...............................  24
     Determination of Fair Market Value ....................  24
     Fees and Expenses .....................................  25

18.  MISCELLANEOUS
     -------------

     Affiliated Corporations ...............................  25
     Exhibits ..............................................  25
     Notices ...............................................  25
     Independent Corporation ...............................  26
     Affiliates ............................................  27

     Golf Inns' Inquiry ....................................  27
     Assignment ............................................  28
     Public Announcements ..................................  28
     Severability ..........................................  28
     Approvals .............................................  28
     Integrated Agreement ..................................  28
     Construction of Agreement .............................  28
     Amendment and Waiver ..................................  28
     Successors and Assigns ................................  29
     Unavoidable Delay .....................................  29
     Documentation .........................................  29

     EXECUTION / ATTESTATION                                  30
     -----------------------

                        EXHIBITS TO AMENDED AND RESTATED
                            JOINT VENTURE AGREEMENT
                            -----------------------


                                 BY AND BETWEEN
                           GOLF INNS OF AMERICA, INC.
                                      AND
                            OCEAN VISTA LAND COMPANY

                                 A3477.2.142.9A



================================================================================


DEFINITIONS ..................... "A"
EXISTING DEBT ................... "B"
REAL PROPERTY ................... "C"


================================================================================

                                  DEFINITIONS
                                  -----------
                       (Whispering Palms Joint Venture)



     All capitalized terms referenced or used in the Joint Venture Agreement (the "Agreement") and not specifically defined therein shall have the meaning set forth below in this Exhibit "A", which is attached to and made a part of the Agreement for all purposes. The section, paragraph and exhibit references herein refer to the Sections, Paragraphs and Exhibits in and to the Agreement.

     1.1. Act. The term "Act" shall mean the California Uniform Partnership Act,
          ---
as from time to time amended.

     1.2. Annual Operations Budget. The term "Annual Operations Budget" shall be
          ------------------------
defined as the annual operations budget of the Joint Venture to be prepared pursuant to Paragraph 7.1.1.

     1.3. Capital Contributions. The term "Capital Contribu-tions" shall and/or
          ---------------------
capital contribution pursuant to the provisions of Section 4.2 hereof to fund a Venturer's Percentage Interest or a lesser portion of any (i) Negative Net Cash Flow, or (ii) Deficit Capital Costs incurred by the Joint Venture.

     1.4. Capital Costs. The term "Capital Costs" shall mean the amount
          -------------
investment required to be expended by the Joint Venture to fund any capital improvements or replacements, if any, to the Improvements, as provided for in the Capital Expenditures Budget.

     1.5. Capital Expenditures Budget. The term "Capital Expenditures Budget"
          ---------------------------
shall be defined as the budget for capital expenditures of the Club as set forth in Paragraph 7.1.2.

     1.6. Capital Reserve. The term "Capital Reserve" shall mean those amounts
          ---------------
periodically established by the Management Committee, as defined herein, but not less than five percent (5%) of Gross Receipts on a Fiscal Year basis, and allocated to an account for capital replacements, repairs and improvements within and to the Club.

     1.7. Closing Date. The term "Closing Date" shall be defined as the date
          ------------
upon which the Acquired Shares are transferred by Theodore L. Vallas to OVLC Management Corp. pursuant to that certain Stock Purchase Agreement dated September 4, 1992, and as amended by that certain Assignment, Release and Amendment of Stock Purchase and Option Agreement, entered into on April 1, 1993, by and between Theodore L. Vallas, Ocean Vista Acquisition Corp. and OVLC Management Corp..

     1.8. Club. The term "Club" shall be defined as the club facilities known as
          ----
"Whispering Palms Lodge and Country Club" located on the Real Property.

     1.9. Club Facilities. The term "Club Facilities" shall be defined as the
          ---------------
27-hole golf course, 100-room lodge, clubhouse facility, including men's and women's locker rooms, pro shop, grill, main dining room, private meeting rooms, administrative office, and other

Exhibition "A"                                                           page 1
- --------------
clubhouse facilities, tennis courts, swimming pool facilities, cabana area, clubhouse grounds, parking lots, and golf course maintenance building, located on the Real Property.

     1.10.  Club Management Agreement.  The term "Club Management Agreement"
            -------------------------
shall mean the Club Management Agreement of dated September 4, 1992, by and between the Joint Venture and the Club Manager, as amended by that certain Assignment, Release and Amendment of Management Contracts, dated April 1, 1993, by and between Ocean Vista Management Corp. and OVLC Management Corp., pursuant to which the Club Manager is retained to manage the Club.

     1.11.  Club Manager.  The term "Club Manager" shall mean OVLC Management
            ------------
Corp., a California corporation, an affiliate of Ocean Vista, which is contemporaneously herewith entering into the Club Management Agreement with the Joint Venture.

     1.12.  Defaulting Loan.  The term "Defaulting Loan" shall have the meaning
            ---------------
set forth in Paragraph 16.3.1.

     1.13.  Deficit Capital Costs.  The term "Deficit Capital Costs" shall mean
            ---------------------
the amount of a projected or actual deficit in the amount of Positive Net Cash Flow, as determined by the Management Committee, necessary to fund the required Capital Costs of the Joint Venture.

     1.14.  Equity Interest.  The term "Equity Interest" shall have the meaning
            ---------------
set forth in Section 4.2.

     1.15.  Equity Loan.  The term "Equity Loan" shall have the meaning set
            -----------
forth in Section 4.2.

     1.16.  Expenses.  The term "Expenses" shall mean the following reasonable
            --------
expenses and cash outlays incurred and payable on an accrual basis, utilizing generally accepted accounting principles, by the Joint Venture, pursuant to the approved Annual Operations Budget, subsequent to the execution date of the Agreement in connection with the development, management and operation of the Club, including, but not limited to, the following:

          1.16.1. Salaries, wages, commissions, employee benefits (including reasonable profit sharing programs) and payroll expenses of all employees employed by the Joint Venture in the direct operation of the Club;

          1.16.2. Actual construction and development costs incurred to construct any additional Improvements to the Club;

          1.16.3. All management fees, out-of-pocket expenses, and other sums paid to the Club Manager pursuant to the terms and conditions of the Club Management Agreement;

          1.16.4. Principal and interest and all other amounts due on (i) the Existing Debt, (ii) any subsequent refinancing of the Existing Debt, or
     (iii) any

Exhibit "A"                                                              page 2
- -----------
     additional loans to the Joint Venture with respect to the Club, approved by the Management Committee;

          1.16.5. Accounting and computer fees payable by the Joint Venture for accounting and computer services;

          1.16.6. A credit to a reserve for insurance and property taxes each Fiscal Month in an amount or at a rate that is sufficient to pay such insurance premiums and property taxes when they become due and payable;

          1.16.7. Insurance premiums and property taxes, to the extent not paid from the reserve established therefor, which shall be adjusted to reflect any new assignments and rates due to the sale as if the new rate or assignment had been effective during the preceding 12-month calendar period (Purchaser agrees to use reasonable efforts, at no cost to Purchaser, to attempt to preclude reassignment of the Property);

          1.16.8. Office supplies, postage, printing, and routine operating expenses incurred in the operation of the Club;

          1.16.9. A deposit or credit to the Capital Reserve, as permitted herein;

          1.16.10. Maintenance and repairs to the Club and the Improvements, to the extent not paid from the Capital Reserve established therefor. All expenditures resulting in the acquisition or construction of equipment or other property with a useful life of one (1) year or more or which would, under generally accepted accounting principles, be classified as a capital expenditure (allowing, however, an exception for materiality of FIVE HUNDRED DOLLARS ($500.00) or less for any given item), shall be paid from and charged against the Capital Reserve and shall not be separately deducted hereunder;

          1.16.11. All legal fees incurred in the develop-ment and operation of the Club;

          1.16.12. Marketing, advertising and promotional costs and expenses;

          1.16.13. State income taxes;

          1.16.14. Principal and interest payments due on any Third Party Equity Loan or Equity Loan;

          1.16.15. Fees, costs, and other charges associated with financing commitments and the Existing Debt;

          1.16.16. Equipment lease and rental payments paid by the Joint Venture concerning the operation of the Club;

Exhibit "A"                                                              page 3
- ----------

          1.16.17. Maintenance of level of Working Capital required for the operation of the Club, as permitted herein;

          1.16.18. Reasonable travel expenses of employees of the Club incurred directly in connection with the Club's business;

          1.16.19. Accounts receivable previously included within Gross Receipts, to the extent they remain unpaid ninety (90) days after the first billing;

          1.16.20. The costs of utilities, including, but not limited to, gas, water, electricity and telephone in connection with the operation of the Club;

          1.16.21. Replacement of inventories of mainte-nance parts and supplies, food stores and bar supplies;

          1.16.22. Replacement of broken, lost or damaged equipment, golf maintenance, flags, furniture, fixtures, silver, chinaware, glassware, cooking utensils, and other items of equipment used in the operation of the Club;

          1.16.23. The costs of entertainment at any of the restaurant or private club facilities included in the Club, including vocalists and bands;

          1.16.24. Any financial management and accounting fees paid to OVLC Management Corp., or other entities for similar services;

          1.16.25. Any Negative Net Cash Flow from any previous Fiscal Month, to the extent such Negative Net Cash Flow has not been previously deducted as an Expense; and

          1.16.26. All other customary and reasonable expenses incurred in the operation of the Club and the Improvements.

     Expenses shall not include (i) depreciation, or (ii) any amounts expended from a reserve account. Any provision aforesaid resulting in a double deduction from Expenses shall be allowed only once.

     1.17. Existing Debt. The term "Existing Debt" shall be defined as the
           -------------
existing debt of the Joint Venture described in Exhibit "B".

     1.18. Financial Statements. The term "Financial State-ments" shall mean a
           --------------------
balance sheet of the Joint Venture as of the close of a fiscal period and a statement of income and expense (including Gross Receipts and Expenses and Positive or Negative Net Cash Flow) for that portion of the Fiscal Year then ended, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding period, or containing disclosures of either the effect on the financial position or the results to operations from any such change in the application of generally accepted accounting principles during the period, and certified as accurate by an executive officer of the Club Manager.

Exhibit "A"                                                              page 4
- -----------

     1.19. Fiscal Month. The term "Fiscal Month" shall mean a consecutive 28-day
           ------------
period, or a portion thereof, during a Fiscal Year commencing on the first day following the termination of the prior Fiscal Month, provided that the last Fiscal Month in each Fiscal Year shall end on the last day of such Fiscal Year. The first Fiscal Month of each Fiscal Year shall commence on the first day of each Fiscal Year; provided, however, that for purposes hereof, the first Fiscal Month may be a short period commencing on the execution date of the Agreement and ending on that date which would have been the ending date for such Fiscal Month if such Fiscal Month had been part of a Fiscal Year commencing on the Thursday following the last Wednesday in the December immediately preceding the execution date of the Agreement.

     1.20. Fiscal Quarter. The term "Fiscal Quarter" shall mean a division of a
           --------------
Fiscal Year, as hereinafter defined. There shall be four (4) Fiscal Quarters in each Fiscal Year, the first three of which shall consist of three (3) Fiscal Months and the last of which shall consist of four (4) Fiscal Months. The first Fiscal Quarter of each Fiscal Year shall commence on the first day of each Fiscal Year and the last Fiscal Quarter shall end on the last day of the Fiscal Year.

     1.21. Fiscal Year. The term "Fiscal Year" shall mean a period commencing on
           -----------
the Thursday following the last Wednesday in December during each calendar year and ending on the last Wednesday of the next following December; provided, however, that for purposes hereof, the first Fiscal Year shall be a short period commencing on the execution date hereof and ending on the last Wednesday of the following December.

     1.22. Gross Receipts. The term "Gross Receipts" shall mean all receipts of
           --------------
the Joint Venture, computed on an accrual basis, recognized during or after the first Fiscal Month beginning on or after the date hereof from all business conducted upon, related to, or from the Property by the Joint Venture, and shall include, but not be limited to, all proceeds from the sale of any portion of the Real Property, all Capital Contributions made by the Joint Venturers, any other refinancing or additional loans approved by the Management Committee, and insurance and condemnation proceeds. Gross Receipts shall also include all receipts related to or derived from the operation of the Club, computed on an accrual basis, from cash or credit transactions, recognized during or after the first Fiscal Month beginning on or after the Closing Date, and shall include, but shall not be limited to, guest fees, income derived from the investment of Gross Receipts, the amount of all sales (wholesale or retail) of food, beverages, goods, wares or merchandise on, at, or from the Property, or for services of any nature performed on, at, or from the Property, determined in accordance with generally accepted accounting principles applied on a consistent basis. Gross Receipts shall be reduced by any refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining such Gross Receipts. Gross Receipts shall not include applicable gross receipts, admission, cabaret, excise, sales and use taxes, or similar governmental charges collected directly from members or their guests or as a part of the sales price of any goods or services.

     1.23. Improvements. The term "Improvements" shall be defined as all
           ------------
improvements, structures and fixtures placed, constructed or installed, or to be placed, constructed or installed, on the Real Property for the Club.


Exhibit "A"                                                              page 5
- -----------

     1.24. Intangible Personal Property. The term "Intangible Personal Property"
           ----------------------------
shall be defined as all intangible personal property of any nature owned by the Joint Venture in connection with the operation of the Club, including, but not limited to, all permits, security deposits, contract rights, water rights, utility permits, logos, service marks, and the use of the name "Whispering Palms Country Club" and any derivative thereof.

     1.25. Management Committee. The term "Management Committee" shall have the
           --------------------
meaning set forth in Section 6.1 hereof.

     1.26. Managing Partner. The term "Managing Partner" shall have the meaning
           ----------------
set forth in Section 6.4 hereof.

     1.27. Negative Net Cash Flow. The term "Negative Net Cash Flow" shall mean
           ----------------------
that amount by which Expenses exceed Gross Receipts for the period in question.

     1.28. Olympic Resort Capital Call. The term "Olympic Resort Capital Call"
           ---------------------------
shall mean any amount owed by Golf Inns or Theodore L. Vallas under the terms and conditions of the Olympic Resort Joint Venture.

     1.29. Olympic Resort Joint Venture. The term "Olympic Resort Joint Venture"
           ----------------------------
shall mean the joint venture between Seller and Whispering Palms Joint Venture concerning the property operated as the "Olympic Resort."

     1.30. Option Period. The term "Option Period" shall have the meaning set
           -------------
forth in that certain option agreement between Theodore L. Vallas and Ocean Vista Acquisition Corp. dated September 4, 1992.

     1.31. Percentage Interest. The term "Percentage Interest" shall have the
           -------------------
meaning set forth in Section 5.1.

     1.32. Personal Property. The term "Personal Property" shall mean all
           -----------------
equipment, machinery, fixtures, furnishings, accessories, and other tangible personal property placed or installed, or to be placed or installed, on or about the Real Property and used as a part of or in connection with the operation of the Improvements and the Club.

     1.33. Positive Net Cash Flow. The term "Positive Net Cash Flow" shall mean
           ----------------------
the amount by which Gross Receipts exceed Expenses for the period in question.

     1.34. Property. The term "Property" shall be defined as (i) the Real
           --------
Property, (ii) the Improvements, (iii) the Personal Property, (iv) the Intangible Personal Property, and (v) any other properties, assets and revenues of the Joint Venture, tangible or intangible, real or personal.

     1.35. Real Property. The term "Real Property" shall mean that certain tract
           -------------
of land specifically described in Exhibit "C".

     1.36. Third Party Equity Loan. The term "Third Party Equity Loan" shall
           -----------------------
have the meaning set forth in Section 4.2.

Exhibit "A" - A3477.2.80.59A.wpd                                         page 6
- -----------

     1.37. Third Party Lender. The term "Third Party Lender" shall have the
           ------------------
meaning set forth in Section 4.2.

     1.38. Unavoidable Delay. The term "Unavoidable Delay" shall have the
           -----------------
meaning set forth in Section 18.15.

     1.39. Working Capital. The term "Working Capital" shall mean the sum of
           ---------------
working capital reasonably required for the operation of the Club and the Property, which sum shall be periodically designated by the Management Committee to meet the requirements of the operation of the Club.


Exhibit "A"                                                              page 7
- -----------

                                  EXHIBIT "C"
                                  -----------
                                 REAL PROPERTY
                                 -------------



Title recorded in the names of the venture partners. Legal description as set forth in Preliminary Title Report issued by Chicago Title Company dated March 23, 1993 and supplement dated May __, 1993.

See Lease Agreement dated May 16, 1984, between Golf Inns of America, Inc. and California Cotton Sales Co. re: leasehold for maintenance facilities and one hole of the course.

                             AMENDED AND RESTATED
                            JOINT VENTURE AGREEMENT
                            -----------------------
                              (WHISPERING PALMS)


     THIS AGREEMENT is made and entered into this _____ day of May, 1993, by and between GOLF INNS OF AMERICA, INC., a California corporation (hereinafter referred to as "Golf Inns"), and OCEAN VISTA LAND COMPANY, a California corporation (hereinafter referred to as "Ocean Vista"). The foregoing parties shall hereinafter collectively be referred to as the "Venturers."


                              W I T N E S S E T H
                              -------------------


     WHEREAS, Golf Inns and Ocean Vista own a fifty percent (50%) interest each in the property known as "Whispering Palms Lodge and Country Club," located on a tract of real property in the City of Rancho Santa Fe, California (the "Project"); and

     WHEREAS, Golf Inns and Ocean Vista have previously entered into that certain Joint Venture Agreement (the "Original Agreement") dated February 1, 1971, and now desire to restate and amend in its entirety the Original Agreement to form this Joint Venture to acquire the Real Property for the Club from Golf Inns and Ocean Vista and to develop and operate the Club pursuant to the terms and conditions recited herein; and

     WHEREAS, the Joint Venture and Ocean Vista Management Corp., a California corporation (hereinafter referred to as the "Club Manager"), have entered into a club management agreement (the "Club Management Agreement") concerning the management of the Club,

     WHEREAS, Club Manager and OVLC Management Corp., a California corporation (hereinafter referred to as "New Club Manager"), have entered into an Assignment, Release and Amendment of Management Contracts dated April 1, 1993, thereby transferring the Club Management Agreement to New Club Manager,

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby restate the joint venture for the purposes and upon the terms, provisions and conditions hereinafter set forth.

                                   ARTICLE 1.
                                  DEFINITIONS
                                  -----------

     1.1.  Definitions.  All capitalized terms referenced or used in this
           -----------
Agreement and not specifically defined herein shall have the meaning set forth in alphabetical listing on Exhibit "A", which is attached hereto and incorporated by reference.


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

                                  ARTICLE  2.

                         FORMATION OF THE PARTNERSHIP
                         ----------------------------

     2.1.  Formation.  Golf Inns and Ocean Vista hereby form a general
           ---------
partnership (the "Joint Venture") for the limited purposes hereinafter set forth.

     2.2.  Name.  The name of the Joint Venture shall be "Whispering Palms
           ----
Country Club Joint Venture." The Venturers shall execute all assumed or fictitious name certificates required by law to be published and filed in connection with the formation and operation of the Joint Venture.

     2.3.  Principal Office.  The principal office of the Joint Venture shall be
           ----------------
located on the Real Property, or at such other place as the Management Committee may from time to time determine.

     2.4.  Purpose of the Joint Venture.  The purpose of the Joint Venture shall
           ----------------------------
be limited solely to the following:

          2.4.1. To develop, maintain and operate the Club located on the Real Property by the Joint Venture; and

          2.4.2. To engage in any and all general activities related or in any way incidental thereto, and to do all things necessary for the operation of such activities.

          2.5.  Partnership Act; Ownership; No Partition.  Except as is
                ----------------------------------------
expressly herein stipulated to the contrary, the rights and obligations of the Venturers and the administration and termination of the Joint Venture shall be governed by the Uniform Partnership Act, adopted by the State of California, as may from time to time be amended (the "Act"). All real or personal property acquired by the Joint Venture shall be deemed to be owned by the Joint Venture as an entity, and no Venturer individually shall have any ownership of such property. Each of the Venturers does hereby agree to, and does hereby irrevocably waive, for the duration of this Agreement, any right or power any such Venturer might have to cause the Joint Venture or any of its assets to be partitioned, to cause the appointment of a receiver for the assets of the Joint Venture, to compel any sale of all or any portion of the assets of the Joint Venture pursuant to any applicable law or laws, or to file a complaint or to institute any proceeding at law or in equity to cause the termination or dissolution of the Joint Venture, except as expressly provided for herein. Each of the Venturers hereby acknowledges and agrees that such Venturer has been induced to enter into this Agreement in reliance upon the mutual waivers set forth in this Section, and without such waivers, none of the Venturers would have entered into this Agreement. No Venturer has any interest in specific Joint Venture property, but the interests of the Venturers in the Joint Venture are for all purposes personal property. Upon any breach of the provisions of this Section by any Venturer, the other Venturers, in addition to all other rights and remedies at law and in equity they may


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
have, shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

     2.6.  No Individual Authority.  The business of the Joint Venture shall be
           -----------------------
limited strictly to the purposes set forth in Section 2.4, and, except as otherwise expressly provided in this Agreement, a Venturer acting alone shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, the other Venturers or the Joint Venture.

     2.7.  No Restrictions.  Nothing contained in this Agreement shall be
           ---------------
construed to prohibit, restrict or limit a Venturer or any entity, firm or corporation controlled by such Venturer, or any parent company, from owning, operating or investing in any business or activity of any nature, including, without limitation, the acquisition, development and management of real property or other club facilities; said activities to be without any accountability, liability or obligation whatsoever to the Joint Venture or to the other Venturers, even if such business or activity competes with the business of the Joint Venture.

     2.8.  Not Responsible for Other's Commitments.  Neither the Venturers
           ---------------------------------------
nor the Joint Venture shall be responsible or liable for any indebtedness or obligation of a Venturer incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness or obligations incurred pursuant to the terms of this Agreement, and each Venturer agrees to indemnify and hold the other Venturers and the Joint Venture harmless from such obligations and indebtedness.

     2.9.  Legal Obligations.  If any claim, liability or expense shall be
           -----------------
asserted against the Joint Venture or a Venturer as a result or consequence of the Joint Venture or the operation and conduct of the business of the Joint Venture, and if the assets of the Joint Venture are insufficient to satisfy the same, each Venturer shall bear a share of any such claim, liability or expense in accordance with its Joint Venture interest at said time, as set forth in
Article 5. Each Venturer shall cooperate and consult with the other in defending any such action and in making any settlement or compromise thereof.
If any Venturer is required to pay more than its share of a claim against the Joint Venture, it shall be entitled to contribution from the other Venturers and, without limiting the generality of the foregoing, shall have a prior claim therefor on such other Venturer's interest in the Joint Venture.
Notwithstanding the foregoing, if any claim, liability or expense shall be asserted against the Joint Venture or a Venturer by reason of the sole negligence of a Venturer or an act or omission by a Venturer in violation of this Agreement, then the Venturer committing such negligence or performing such act shall indemnify and save harmless the Joint Venture and the other Venturers from and against any and all loss resulting therefrom. The right of contribution and rights of indemnity contained in this Section shall survive and remain in full force and effect, notwithstanding any termination of the Joint Venture and this Agreement. The provisions of this Section are not intended to and shall not be applicable to any claim or liability with respect to any mortgages, loans, deeds of trust, or other encumbrances against the Real Property which are nonrecourse as to the Joint Venture and the Venturers.


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

                                  ARTICLE  3.

                                     TERM
                                     ----

     3.1.  Term.  The Joint Venture shall commence as of the date of this
           ----
Agreement and shall continue until dissolution or termination pursuant to the expressed provisions hereof.

                                  ARTICLE  4.

                      CONTRIBUTIONS TO THE JOINT VENTURE
                      ----------------------------------

     4.1.  Initial Capital Contributions.  Golf Inns and Ocean Vista have
           -----------------------------
each contributed their fifty percent (50%) undivided interest in the Real Property to the Joint Venture. The Venturers acknowledge that their Capital Contributions to the Joint Venture based on their present respective percentage of ownership as provided in Section 5.1 is as follows:

           Golf Inns   .........................  $1,000
           Golf Inns   .........................  $1,000
           Ocean Vista .........................  $1,000
                                                   -----

           Total ...............................  $2,000

     4.2.  Capital Contributions and Obligations.  After the execution date
           -------------------------------------
hereof, if there is a projected or actual Negative Net Cash Flow or Deficit Capital Costs (including such borrowing made to prevent the Joint Venture from being in default of its obligations under the Existing Debt), the Management Committee shall have the option to first utilize any reserve accounts to fund the Negative Net Cash Flow or Deficit Capital Costs. If said funds are not sufficient, then the Management Committee shall (i) utilize any existing bank line of credit available to the Joint Venture, then (ii) if said amount is not sufficient, attempt to secure conventional third party financing (without providing to the lender any equity participation in the Joint Venture).
However, if said conventional financing cannot be obtained, the Management Committee shall attempt to secure debt financing with an equity component or equity financing from a third party or an affiliate of any Venturer (the "Third Party Equity Loan," and such third party or affiliate being called the "Third Party Lender"). Each Venturer shall have the option, upon receipt of the proposed terms of the Third Party Equity Loan, to elect to either (i) have its Percentage Interest diluted pro rata with the other Venturers to provide the equity participation to the Third Party Lender (the "Equity Interest"), or (ii) make a Capital Contribution to the Joint Venture on the terms and conditions of the Third Party Equity Loan in an amount equal to its Percentage Interest, or, at such Venturer's election, a lesser amount than its Percentage Interest of
(a) the Negative Net Cash Flow, or (b) the Deficit Capital Costs, as applicable. The portion of any Capital Contribution advanced by a Venturer which constitutes a loan to the Joint Venture shall be deemed to be an "Equity Loan" and shall be entitled to the preferential distributions provided herein. The portion, if any, of such Capital Contribution paid for the Equity Interest shall be accounted for as a Capital Contribution to the Joint Venture, in respect of such Equity Interest, and concurrently with payment of the Capital Contribution, the Venturer shall acquire and receive that portion of the Equity Interest equal to the ratio its Capital Contribution bears to the aggregate Third Party Equity Loan (including


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
the Capital Contributions of all other Venturers in respect thereof). In the event (i) the Joint Venture cannot obtain a Third Party Equity Loan or conventional financing, or (ii) the Management Committee elects, at its sole discretion, not to seek said financing, then each Venturer agrees to fund its Percentage Interest of the Capital Contribution. Each Venturer agrees to advance to the Joint Venture its Capital Contribution upon the written request of the Managing Partner, within ten (10) days thereof. If a requested Capital Contribution is not paid by a Venturer within thirty (30) days after written notice of such request, then the provisions of Section 16.3 may be elected by the remaining Venturers. The parties acknowledge that the obligation to fund the Capital Contributions recited herein does not obligate the Joint Venture to continue to operate at a Negative Net Cash Flow, as said decision shall be in the sole and absolute discretion of the Management Committee.

                                  ARTICLE  5.

                           INTEREST OF THE VENTURERS
                           -------------------------

     5.1.  Percentage Interest.  Except as may be otherwise expressly
           -------------------
stipulated herein, including the allocations of Positive Net Cash Flow set forth in Paragraph 8.1.1 and Section 5.2 below, the interests of the respective Venturers in the assets, liabilities, profits and losses of the Joint Venture shall be as follows (the "Percentage Interest"):

               Venturer                         Percentage
               --------                         ----------
               Ocean Vista .................    50%
               Golf Inns ....................   50%


     5.2.  Profits, Losses and Distributive Shares of Tax Items.  The
           ----------------------------------------------------
Venturers' net profit or net loss, as the case may be, for each Fiscal Year of the Joint Venture shall be allocated to the Venturers for both financial accounting and income tax purposes in proportion to their respective Percentage Interest in the Joint Venture, or any other different allocation agreed to in writing by the Venturers. Notwithstanding the foregoing, any gain or loss on Joint Venture assets occurring in connection with the liquidation of the Joint Venture shall be credited or charged to the Venturers first in a manner, as nearly as can be, to cause the capital account of the respective Venturers to stand in the same ratios as their respective Percentage Interest in the Joint Venture, and thereafter any gain or loss remaining shall be credited or charged to the Venturers in accordance with their respective Percentage Interest in the Joint Venture.

     5.3.  Deficit Capital Makeup.  Upon the liquidation of any Venturer's
           ----------------------
interest in the Joint Venture, said Venturer shall be required to pay a sum to the Joint Venture equal to the deficit balance of said Venturer's capital account, if any, on or before (i) the end of the taxable year in which the liquidation occurs, or (ii) ninety (90) days after the effective date of said liquidation, whichever occurs first.


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

                                  ARTICLE  6.

                        MANAGEMENT OF THE JOINT VENTURE
                        -------------------------------

     6.1.  Management Committee.  The major policy decisions of the Joint
           --------------------
Venture shall be controlled by a management committee consisting of three (3) members, two being selected by Ocean Vista and one by Golf Inns, or such additional representatives as may be determined by the agreement of all Venturers (the "Management Committee"). The Venturers shall designate the members to represent them on the Management Committee (the "Members") in connection with the operation of the Joint Venture. Each Venturer hereby agrees that its Members shall have the full and complete power and authority to act on its behalf, to execute documents in its name, and to bind it in all matters relating to the Joint Venture and its business. The Venturers may also designate "Alternate Members" for each of its Members. Members and Alternate Members shall serve at the will of the Venturer whom they represent, and such service may be terminated by notice from such Venturer to the other Venturers. In the event of the death, incapacity or termination of any Member of a Venturer, its Alternate Member shall serve in its stead until its successor has been appointed by the Venturer whom it represents and the other Venturer has received notice thereof. Each Venturer shall, by notice to the other, immediately designate a successor to any Member or Alternate Member who has ceased to serve by reason of its death, incapacity or termination.

     6.2.  Meetings of the Management Committee.  Regular meet-ings of the
           ------------------------------------
Management Committee shall be held monthly, but in no event less frequently than quarterly, on such day and at such time as may be agreed upon by the Members. Special meetings of the Management Committee may be called at any time by any Member of the Management Committee upon not less than two (2) days notice. Notwithstanding anything to the contrary, it shall require two (2) meetings of the Management Committee to remove and replace the Managing Partner. Waiver of notice of such special meeting may be made in the same manner as required for Management Committee action as hereinafter set forth. Regular and special meetings shall be held at any place designated from time to time by the Management Committee, and in the absence of such designation, shall be held at the principal offices of the Joint Venture. Any Member unable to participate in a meeting of the Management Committee may designate its Alternate to serve in its place at such meeting, and all references herein to "Members of the Management Committee" shall include such Alternates when so serving. No regular or special meeting of the Management Committee may be validly held unless sixty-five percent (65%) of the Members thereof are in attendance. The Management Committee shall appoint a secretary who shall prepare minutes of its meetings and place same in a permanent minute book, copies of which minutes shall be distributed to the Venturers within seven (7) days thereafter. An agenda and drafts of all resolutions proposed for approval shall be disseminated to each party's representative at least two (2) business days prior to the scheduled meeting.

     6.3.  Action by the Management Committee.  Each Member of the Management
           ----------------------------------
Committee shall be entitled to one (1) vote, and a vote of fifty-one percent (51%) or more (a "Majority Vote") shall be binding on all actions to be taken taken by the Management Committee.


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          6.3.1.  Unanimous Written Consent.  Any action may be taken by the
                  -------------------------
     Management Committee by obtaining written consent, signed by all of its Members, specifying the action so taken without the necessity of a meeting.

          6.3.2.  Deficit Capital Costs.  Notwithstanding anything to the
                  ---------------------
     contrary, the parties agree that if funding is desired for additional improvements or expansion of existing facilities (the "Additional Facilities"), that if Golf Inns does not vote for the Additional Facilities, that the costs of the Additional Facilities shall be funded by
     (i) a Third Party Lender, or (ii) a Third Party Equity Loan, or (iii) an Equity Loan by Ocean Vista, and shall not be funded by a Capital Contribution to fund Deficit Capital Costs. Further, the parties agree that if the costs of the Additional Facilities exceed FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), that both parties shall have an equal vote as to (i) approval of the Additional Facilities and (ii) approval of the financing plan necessary to fund the Additional Facilities.

     6.4.  Managing Partner.  The supervision, management, direction and
           ----------------
control of the day-to-day business and activities of the Joint Venture shall be handled by Ocean Vista as the managing partner of the Joint Venture (the "Managing Partner"), subject to the budgets, policies, guidelines, restrictions and procedures set forth herein and established by the Management Committee and to be carried out by the Club Manager pursuant to the terms of the Club Management Agreement. The Venturers acknowledge and agree that the obligations and duties recited herein may be assigned by the Managing Partner to the Club Manager as provided in the terms of the Club Management Agreement. The Managing Partner shall perform the following specific duties:

          6.4.1.  Business Plans.  Prepare or cause the Club Manager to prepare
                  --------------
     annual business plans to be submitted to the Management Committee for the development of the Club, which shall include marketing, construction, sales programs, staffing requirements, cash flow projections, utility requirements, and all other aspects of the development and marketing of the Club as a first class country club;

          6.4.2.  Golf Course Improvements.  Prepare and review golf course
                  ------------------------
     improvement proposals, construction specifications and physical construction and coordinate golf course improvements construction, including preparation of construction timetables, budgets, coordination of construction specifications, contract award and construction oversight.

          6.4.3.  Budgets.  Prepare or cause to be prepared the budgets provided
                  -------
     for in Article 7 to be submitted to the Management Committee for approval;

          6.4.4.  Day-to-Day Operations.  Oversee and handle the day-to-day
                  ---------------------
     operation of the Joint Venture in conjunction with the Club Manager, subject to the specific policies, procedures, budgets and restrictions provided for herein;


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          6.4.5.  Coordination.  Coordinate all actions of the Joint Venture and
                  ------------
     to protect and preserve the title and interest of the Joint Venture with respect to the Property and all contract rights owned by the Joint Venture;

          6.4.6.  Supervision.  Supervise the performance of all obligations of
                  -----------
     the Joint Venture under all contracts and management agreements approved by the Management Committee;

          6.4.7.  Employees.  Retain, employ and coordinate the services of all
                  ---------
     employees, supervisors, architects, engineers, accountants, attorneys, and other persons necessary or appropriate to carry out the business of the Joint Venture, subject to the restrictions of the Annual Operations Budget. The Management Committee reserves the right to approve the hiring and salary levels of all key employees and may require the dismissal of any employee;

          6.4.8.  Debts.  Pay all debts and other obliga-tions of the Joint
                  -----
     Venture, including servicing the Existing Club Debt, to the extent that funds of the Joint Venture are available therefor;

          6.4.9.  Laws.  Use its best efforts to cause the Joint Venture to
                  ----
     comply with all applicable laws or regulations, whether presently in force or passed in the future;

          6.4.10.  Estimates.  Prepare, estimate and submit to each Venturer, at
                   ---------
     least fifteen (15) days prior to the beginning of each calendar month, the amount of any estimated Negative Net Cash Flow or Deficit Capital Cost for such calendar month;

          6.4.11.  Tax Returns.  Prepare and submit to the Venturers for their
                   -----------
     review, at least thirty (30) days prior to the due date, a draft of the tax returns required of the Joint Venture. Notwithstanding the foregoing, Ocean Vista shall be designated as the "Tax Matters Partner" pursuant to
     Section 6223 of the Internal Revenue Code;

          6.4.12.  Insurance.  Cause the Joint Venture to carry and maintain
                   ---------
     comprehensive general liability insurance with (i) bodily injury limits of ONE MILLION DOLLARS ($1,000,000.00) for injury or death to any one person and TWO MILLION DOLLARS ($2,000,000.00) for any one occurrence, (ii) property damage limits of ONE MILLION DOLLARS ($1,000,000.00) for any one occurrence and TWO MILLION DOLLARS ($2,000,000.00) in the aggregate, and
     (iii) property insurance on all applicable assets owned by the Joint Venture in amounts not less than ninety percent (90%) of the full replacement value; and



Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          6.4.13.  Implementation.  Implement any and all decisions of the
                   --------------
     Management Committee and Venturers and coordinate them with the Club Manager as necessary.

          6.5.  Accounting Records.  The Joint Venture shall contract with OVLC
                ------------------
MANAGEMENT CORP., or any of its affiliated entities, for the maintenance of accounting records and bookkeeping for the Joint Venture. Such services shall be at a rate which is reasonable and comparable to those rates charged for similar services by comparable accounting firms in the San Diego, California.

          6.6.  Costs and Expenses; No Compensation.  Neither the Venturers, the
                -----------------------------------
Members of the Management Committee, nor the Managing Partner shall be entitled to any compensation for discharging their obligations under this Agreement or otherwise acting on behalf of the Joint Venture, except as otherwise provided for in management fees and compensation to the Club Manager in the Club Management Agreement.

          6.7.  Replacement.  The parties acknowledge that the Managing Partner
                -----------
may be removed and replaced with another party at any time upon written notice to the Managing Partner by a two-thirds (2/3) majority vote of the Management Committee.

                                  ARTICLE  7.

                                    BUDGETS
                                    -------

     7.1.  Budgets.  All budgets for the Joint Venture shall include a
           -------
projection of (i) Gross Receipts and Expenses, (ii) Positive Net Cash Flow or Negative Net Cash Flow, as the case may be, (iii) Capital Costs, and (iv) Capital Contributions, if so projected, and the estimated timing thereof. The budgets described in Paragraphs 7.1.1 and 7.1.2 shall be presented on a Fiscal Month basis in reasonable detail and in a format similar to the Financial Statements.

          7.1.1.  Annual Operations Budget.  The parties acknowledge that they
                  ------------------------
     have agreed to a proforma estimated operations budget for Gross Receipts, balance sheet, and cash flow statements for the period from the Closing Date through December 31, 1992 (the "1992 Budget"), and January 1, 1993, through December 31, 1993 (the "Initial Annual Operations Budget"), which may be amended by the Management Committee. For each Fiscal Year thereafter, not later than forty-five (45) days prior to the beginning of each Fiscal Year, the Managing Partner shall cause the Club Manager to prepare and deliver to the Management Committee for its review and approval a budget for Gross Receipts, a balance sheet, and cash flow statements for said Fiscal Year (the "Annual Operations Budget").

          7.1.2.  Capital Expenditures Budget.  Not later than forty-five (45)
                  ---------------------------
     days prior to the beginning of each Fiscal Year after the initial Fiscal Year, the Managing Partner shall cause the Club Manager to prepare and deliver to the


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

Management Committee for its review and approval a budget for Capital Costs for such Fiscal Year (the "Capital Expenditures Budget").


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

                                  ARTICLE  8.

                     DISTRIBUTION OF POSITIVE NET CASH FLOW
                     --------------------------------------

     8.1.  Positive Net Cash Flow.  The Venturers agree that a conservative
           ----------------------
financial approach will be utilized in the disbursements of Positive Net Cash Flow, and that Positive Net Cash Flow shall be distributed only on the basis of prudent business judgment if said funds are not required for the ongoing development and operation of the Project, as determined by the Management Committee. In the event Positive Net Cash Flow is available for distribution within thirty (30) days following the close of each Fiscal Quarter, the amount of Positive Net Cash Flow generated by the Joint Venture, on a consolidated basis, shall be distributed as follows:

          8.1.1.  Payment of Defaulting Loans.  If either Venturer fails to make
                  ---------------------------
     a required Capital Contribution or any other contribution and the other Venturer advances such amount as provided herein, then said Venturer's Percentage Interest of Positive Net Cash Flow to be distributed as provided below shall be distributed to the Venturer making such advance to the extent necessary to repay said Defaulting Loan, including interest as provided herein.

          8.1.2.  Payment of Equity Loans.  Any remaining Positive Net Cash
                  -----------------------
     Flow shall be applied to the outstanding balance of any Equity Loan until paid in full, including any accrued interest thereon.

          8.1.3.  Distribution.  Any remaining Positive Net Cash Flow after
                  ------------
     payment of the items referenced above shall be distributed to the Venturers in accordance with their respective Percentage Interest at the time of the distribution. Notwithstanding anything to the contrary recited herein, Golf Inns hereby acknowledges and agrees that in the event at the time of distribution there is any outstanding Olympic Resort Capital Call owed by Golf Inns or Theodore L. Vallas, that the distribution of Golf Inns' Percentage Interest in the Positive Net Cash Flow shall be payable directly to the Managing Partner of the Olympic Resort Joint Venture, to be applied against any outstanding Olympic Resort Capital Call until said amount is paid in full. The parties acknowledge that any distributions made to the Olympic Resort Venture, as provided above, shall be treated in all respects as a distribution to Golf Inns, for all purposes hereof.

                                  ARTICLE  9.

                    GOLF INNS' COVENANTS AND REPRESENTATIONS
                    ----------------------------------------

     9.1. Golf Inns makes the following representations to the other Venturers, which representations shall, unless otherwise stated herein, survive the execution and delivery of this Agreement:


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          9.1.1.  Corporate Status.  Golf Inns is a corporation duly organized,
                  ----------------
     validly existing, and in good standing under the laws of California, with full corporate power to enter into this Agreement and execute all documents required hereunder, evidence of which shall include, but shall not be limited to, a good standing certificate, which shall be furnished to the other Venturers.

          9.1.2.  Authorization.  The making, execution, delivery and
                  -------------
     performance of this Agreement by Golf Inns has been duly authorized and approved by all requisite action of the Board of Directors of Golf Inns, and this Agreement has been duly executed and delivered by Golf Inns and constitutes a valid and binding obligation of Golf Inns, enforceable in accordance with its terms.

          9.1.3.  Violation of Representations.  From and after the date hereof
                  ----------------------------
     and until the termination of this Agreement, neither Golf Inns nor any of its affiliates shall take any action, or omit to take any action, which action or omission would have the effect of violating any of the material covenants, representations and warranties of Golf Inns contained in this Agreement.

          9.1.4.  Violation of Agreement.  Neither the execution and delivery of
                  ----------------------
     this Agreement by Golf Inns or its affiliates or Golf Inns' performance of its obligations hereunder will result in a violation or breach of any material term or provision, or constitute a material default, or accelerate the performance required under any other material agreement or document to which Golf Inns or its affiliates are a party or are otherwise bound, and will not, to the best of Golf Inns' or its affiliates' knowledge, constitute a violation of any law, ruling, regulation or order to which Golf Inns or its affiliates are subject.

          9.1.5.  Documentation.  If necessary to carry out the intent of this
                  -------------
     Agreement, Golf Inns agrees to execute and provide to the Venturers any and all other instruments, documents, conveyances, assignments and agreements which the Venturers may reasonably request in connection with the duties and obligations set forth herein.

                                  ARTICLE  10.

                  OCEAN VISTA'S COVENANTS AND REPRESENTATIONS
                  -------------------------------------------

     10.1. Ocean Vista makes the following representations to the other Venturers, which representations shall, unless otherwise stated herein, survive the execution and delivery of this Agreement:

          10.1.1.  Corporate Status.  Ocean Vista is a corporation duly
                   ----------------
     organized, validly existing, and in good standing under the laws of California, with full corporate power to enter into this Agreement and execute all documents required hereunder, evidence of which shall include, but shall not be limited to, a good standing certificate, which shall be furnished to the other Venturers.


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          10.1.2.  Authorization.  The making, execution, delivery and
                   -------------
     performance of this Agreement by Ocean Vista has been duly authorized and approved by all requisite action of the Board of Directors of Ocean Vista, and this Agreement has been duly executed and delivered by Ocean Vista and constitutes a valid and binding obligation of Ocean Vista, enforceable in accordance with its terms.

          10.1.3.  Violation of Representations.  From and after the date hereof
                   ----------------------------
     and until the termination of this Agreement, neither Ocean Vista nor any of its affiliates shall take any action, or omit to take any action, which action or omission would have the effect of violating any of the material covenants, representations and warranties of Ocean Vista contained in this Agreement.

          10.1.4.  Violation of Agreement.  Neither the execution and delivery
                   ----------------------
     of this Agreement by Ocean Vista or its affiliates or Ocean Vista's performance of its obligations hereunder will result in a violation or breach of any material term or provision, or constitute a material default, or accelerate the performance required under any other material agreement or document to which Ocean Vista or its affiliates are a party or are otherwise bound, and will not, to the best of Ocean Vista's or its affiliates' knowledge, constitute a violation of any law, ruling, regulation or order to which Ocean Vista or its affiliates are subject.

          10.1.5.  Documentation.  If necessary to carry out the intent of this
                   -------------
     Agreement, Ocean Vista agrees to execute and provide to the Venturers any and all other instruments, documents, conveyances, assignments and agreements which the Venturers may reasonably request in connection with the duties and obligations set forth herein.

                                  ARTICLE  11.

                            PROHIBITED TRANSACTIONS
                            -----------------------

     11.1.  Prohibited Transactions.  During the time of the organization
            -----------------------
or continuance of the Joint Venture, no Venturer shall (except to the extent otherwise provided herein) do any of the following:

          11.1.1. Use the name of the Joint Venture (or any substantially similar name) or any trademark or trade name adopted by the Joint Venture except in the ordinary course of the Joint Venture's business;

          11.1.2. Disclose to any outside person any of the Joint Venture's business practices, trade secrets, or any other information not generally known to the business community;

          11.1.3. Do any other act or deed with the intention of harming the operations of the Joint Venture;


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          11.1.4. Do any act contrary to this Agreement except with the prior express approval of all the Venturers;

          11.1.5. Do any act which would make it impossible to carry on the intended or ordinary business of the Joint Venture;

          11.1.6.  Confess a judgment against the Joint Venture;

          11.1.7. Possess Joint Venture property or assign the right of the Joint Venture or the Venturers in specific Joint Venture property for other than a Joint Venture purpose;

          11.1.8. Make, execute or deliver any general assignments for the benefit of creditors, or any bond, guaranty, indemnity bond or surety bond;

          11.1.9. Assign, transfer, pledge, compromise or release any claim of the Joint Venture, except for full payment or arbitrate, or consent to the arbitration of any of its disputes or controversies;

          11.1.10. Create any personal liability for a Venturer other than that personal liability to which a Venturer may have agreed to in writing; or

          11.1.11.  Admit another person or entity as a Venturer.

                                  ARTICLE  12.

                      BOOKS, RECORDS, AUDITS, TAXES, ETC.
                      -----------------------------------

     12.1.  Books; Statements.  The Managing Partner shall keep, or cause to be
            -----------------
kept, accurate, full and complete records, books and accounts, on an accrual basis, showing exclusively the Joint Venture's assets and liabilities, operations, transactions and financial condition. The Financial Statements shall be accurate in all material respects, shall present fairly the financial position and results of operation of the Joint Venture, and shall be prepared in accordance with generally accepted accounting principles consistently applied over the periods reflected thereby. The Managing Partner shall furnish the Financial Statements, including income statements and a balance sheet, to the Joint Venture within twenty (20) days following the close of each Fiscal Month and each Fiscal Quarter. Except as specifically provided in this Agreement, the Management Committee shall determine which accounting firm shall maintain the accounting records, the methods to be used in the preparation of the Financial Statements, and the federal, state and municipal income and franchise tax returns for the Joint Venture in connection with all items of income and expense, including, but not limited to, valuation of assets, the methods of depreciation, elections, credits and accounting procedures. Provided, however,
(i) all construction period real estate taxes and interest of the Joint Venture shall be capitalized as required by Section 263A of the Internal Revenue Code (the "Code"), (ii) depreciation shall be deducted on the accelerated basis, and
(iii) in the case of a distribution of a property which is made in the manner provided in Section 743 of the


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

Code, or in the case of a transfer of Joint Venture interest which is permitted by this Agreement and which is made in the manner provided in Section 743 of the Code, then, upon the request for the distribution of such property by the transferee of such Joint Venture interest, the Joint Venture shall file an election under Section 754 of the Code in accordance with the procedures set forth in the Treasury regulations applicable thereto. The Joint Venture will not be responsible for the booking or reporting of any basis adjustments on behalf of the Venturers who are affected by an election under Section 754 of the Code. Each Venturer must make any adjustments necessary due to such an election on its individual return.

     12.2.  Where Maintained; Availability.  The books, accounts and records
            ------------------------------
of the Joint Venture shall be maintained at its principal office, or at such other place as may be designated from time to time by the Management Committee, and shall at all reasonable times be available for inspection by the Venturers and their representatives.

     12.3.  Audits.  Any Venturer may, at its option and at its own expense,
            ------
conduct internal audits of the books, records and accounts of the Joint Venture. Audits may be on either a continuous or a periodic basis, or both.

     12.4.  Independent Audit.  The Management Committee reserves the right
            -----------------
to require that the Joint Venture conduct an independent audit of its books, records and accounts on an annual basis. Such independent audit shall, if requested, be conducted annually, and shall be submitted to the Management Committee no later than sixty (60) days following the end of each Fiscal Year. All audit fees incurred by the Joint Venture with respect to the annual independent audit shall be paid by the Joint Venture, unless said audit fees exceed TWO THOUSAND FIVE HUNDRED DOLLARS ($2,500.00), in which event the excess over the foregoing sum shall be paid by the Venturer or Venturers requesting the audit.

     12.5.  Other Information.  The Managing Partner may release information
            -----------------
concerning the operations of the Joint Venture to such sources as is required by law or regulation, or by order of any regulatory body. The Managing Partner shall furnish the Venturers or their representatives any further information in such form as they may reasonably request relative to any phase of the operations of the Joint Venture. All Venturers and their representatives shall have free access during normal business hours to all records relative to the operations of the Joint Venture. For the term of the Joint Venture, and for a period of four
(4) years thereafter, the Managing Partner shall maintain and preserve all books of accounts and other relevant documents.

     12.6.  Banking.  The funds of the Joint Venture shall be kept in such
            -------
accounts as may be designated by the Management Committee. All withdrawals therefrom shall be made on such signature or signatures as shall be designated by the Management Committee. There shall be no commingling of the funds of the Joint Venture with the funds of any other entity or person.

     12.7.  Tax Returns; Review.  The Joint Venture shall be treated as a
            -------------------
partnership for federal, state and municipal income tax and franchise tax purposes, but this shall not be construed to extend the purposes or business of the Joint Venture. The Managing Partner shall


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
prepare or cause to be prepared all federal, state and municipal partnership tax returns required to be filed in accordance with the provisions of this Agreement.

                                  ARTICLE  13.

                                  DISSOLUTION
                      AND LIQUIDATION OF THE JOINT VENTURE
                      ------------------------------------

     13.1.  Dissolution Events.  The Joint Venture shall be dissolved in the
            ------------------
manner hereinafter provided upon the happening of any of the following events:

          13.1.1.  The sale of the Property owned by the Joint Venture;

          13.1.2. The agreement of the Venturers of the Joint Venture to dissolve the Joint Venture or sell all or substantially all of the assets of the Joint Venture;

          13.1.3. The closing of the buy/sell agreement referenced in Articles 15 or 16 and only one Venturer is remaining in the Joint Venture;

          13.1.4. The occurrence of any other event causing the dissolution of the Joint Venture by operation of law; or

          13.1.5. The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Joint Venture to be bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law for appeal.

     13.2.  Method of Liquidation.  Upon the happening of any of the events
            ---------------------
hereinabove specified, the Venturers shall immediately commence to wind up the affairs of the Joint Venture and shall liquidate the assets of the Joint Venture as promptly as possible, unless the Venturers shall determine that an immediate sale of the Joint Venture's assets would cause undue loss to the Venturers, in which event (i) the liquidation may be deferred for a reasonable time, and/or
(ii) all or part of the Joint Venture's assets may be distributed in kind. The Venturers shall continue to share net cash flow, profits and losses during the period of liquidation in the same proportions as before dissolution. The proceeds from liquidation of the Joint Venture, including repayment of any debts of the Venturers to the Joint Venture, shall be applied in the order of priority as follows:

          13.2.1. To the satisfaction of debts of the Joint Venture other than to the Venturers; provided, however, if the Joint Venture makes distributions in kind of undivided interests in the Joint Venture's property which secures mortgage indebtedness, then each of the Venturers receiving such distribution of property in kind, subject to such mortgage indebtedness, shall be severally liable (as among each other, but not for the benefit of third parties) for its proportionate part of such mortgage indebtedness (which need not be paid or otherwise discharged out of the proceeds of liquidation) in proportion to its interest in such



Amended and Restated Joint Venture Agreement - Whispering Plams
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                                                                         page 15
     property so distributed; provided, further, that no Venturer intends hereby to incur (except as among each other, and then only to the extent of the value of its interest), nor does it assume, any liability on any such mortgage indebtedness which it has not previously incurred under the terms of the instrument creating said mortgage indebtedness; then

          13.2.2. To the establishment of any reserves deemed reasonably necessary or appropriate by the Venturers for any contingent or unforeseen liabilities or obligations of the Joint Venture. Such reserves established hereunder shall be held for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period, as the Venturers may reasonably deem advisable, for distributing the balance of such reserves in the manner provided hereinafter in this Section; then

          13.2.3. To the repayment of any liabilities or debts, other than capital accounts, of the Joint Venture to any of the Venturers, including any Equity Loan or Defaulting Loan; then

          13.2.4. To the payment of each Venturer of its capital account; and then

          13.2.5. To the Venturers in proportion to their respective Percentage Interest in the Joint Venture.

     13.3.  Date of Termination.  The Joint Venture shall be terminated and
            -------------------
dissolved when all of the cash or property available for application and distribution under the preceding Section shall have been applied and distributed in accordance with such Section. The establishment of any reserves in accordance with the preceding Section shall not have the effect of extending the term of the Joint Venture, but any such reserve shall be distributed in the manner provided in such Section upon the expiration of the period of such reserve.

                                  ARTICLE  14.

                       TRANSFER OF JOINT VENTURE INTEREST
                       ----------------------------------

     14.1. No Venturer shall sell, transfer, assign, mortgage or otherwise hypothecate all or any part of its interest in the Joint Venture without the prior written consent of the other



Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

Venturers; provided, however, that Ocean Vista shall have the right to transfer all or any portion of its interest to any of its affiliates, provided the affiliate has a comparable financial net worth. No Venturer shall have any authority to transfer, convey, mortgage or otherwise hypothecate any of the assets of the Joint Venture without the prior written consent of the other Venturers.

                                  ARTICLE  15.

                              BUY-SELL PROVISIONS
                              -------------------

     15.1.  Mandatory Buy-Sell.  Any Venturer (the "Movant"), at any time
            ------------------
after the expiration of the Option Period, may elect to exercise the following mandatory buy-sell rights by notifying, in writing, the other Venturers of such election (the "Buy-Sell Notice"), to buy out from or to sell out to such other Venturers, at the option of the non-Movant Venturers, as follows:

          15.1.1. The Buy-Sell Notice shall contain a statement of the Movant's valuation in cash (the "Valuation Amount") of the Joint Venture, prepared by the Movant, and shall indicate that the Movant is willing and offers at once to buy out from or to sell out to the non-Movant Venturers for a cash price based upon said Valuation Amount.

          15.1.2. The Venturer who receives a Buy-Sell Notice (the "Respondent") is automatically granted and required to exercise an election in writing delivered to the Movant within ninety (90) days after receipt of the Buy-Sell Notice, either to (i) sell out to the Movant all of the interest of such Respondent in the Joint Venture, or (ii) buy out from the Movant all of the interest of the Movant in the Joint Venture, for a price in cash, for the interest to be acquired, corresponding (in proportion to the interest to be acquired) to the Valuation Amount established by the Movant.

          15.1.3. A Respondent who fails or refuses to exercise such option either to buy or to sell within ninety (90) days after the receipt of the Buy-Sell Notice shall be deemed to have exercised the option to sell provided above.

          15.1.4. A Respondent shall buy or sell, as the case may be, the interest to be acquired hereunder within ninety (90) days after receipt of such Buy-Sell Notice at a time and place in San Diego, California, specified by the buyer of such interest (the "Buyer"), and the Movant shall buy or sell the interest to be acquired hereunder within said 90-day period at a time and place in San Diego, California, specified by the Buyer. The foregoing mandatory buy-sell rights and obligations are subject to specific enforcement. All expenses and fees (excluding legal fees) in connection with closing and such sale(s) shall be paid equally by the buyer(s) and seller(s). Each Venturer shall be responsible for their own legal fees incurred in connection with the sale.


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          15.1.5. At the closing of the sale of the Venturer's interest in the Joint Venture, the following shall occur: (i) the Buyer shall deliver the purchase price in cash to the seller of said interest (the "Seller"), and
     (ii) the Seller shall execute and deliver to the Buyer all documents necessary to transfer all interest of the Seller in the Joint Venture, free and clear of any claims, liens or encumbrances, except as provided herein or those incurred by the Joint Venture.

          15.1.6. Upon payment, the Seller shall have no further interest in the Joint Venture, and the Buyer shall indemnify the Seller against all obligations, if any (including any indebtedness secured by the Property of the Joint Venture to third party creditors of the Joint Venture).

                                  ARTICLE  16.

                             DEFAULT BY A VENTURER
                             ---------------------

     16.1.  Events of Default.  The following events shall be deemed to be
            -----------------
events of default by a Venturer ("Events of Default"):

          16.1.1. Failure of a Venturer to make, when due, any Capital Contribution or advance required to be made under Article 4 or under the terms of this Agreement and the continuance of such failure for a period of ten (10) days after written notice thereof from a nondefaulting Venturer to the other Venturers;

          16.1.2. If any Venturer shall fail in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this Agreement, other than that referred to in the foregoing Paragraph and such failure shall continue for a period of thirty (30) days after written notice thereof from one Venturer to the other Venturers, specifying in detail the nature of such failure, or in the case such failure cannot with due diligence be cured within such period of thirty
     (30) days, the Venturer fails to proceed promptly and with all due diligence to cure the same and thereafter to prosecute the curing of such failure with all due diligence (it being intended that in connection with a failure not susceptible of being cured with due diligence within thirty
     (30) days, that the time within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence);

          16.1.3. If any Venturer shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Venturer, or of all or any substantial



Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
     part of its properties or its interest in the Joint Venture [the term "acquiesce" includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment];

          16.1.4. If a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Venturer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute of law relating to bankruptcy, insolvency or other relief for debts and said Venturer shall acquiesce in the entry for such order, judgment or decree [the term "acquiesce" includes but is not limited to the failure to file a petition or motion to vacate or discharge such order, judgment or decree within ten (10) days after the entry of the order, judgment or decree], or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Venturer, or of all or any substantial part of its property or its interest in the Joint Venture shall be appointed without the consent or acquiescence of said Venturer and such appointment shall remain unvacated and unstayed for an aggregate of sixty
     (60) days (whether or not consecutive);

          16.1.5. Any Venturer shall admit in writing its inability to pay its debts as they mature; or

          16.1.6. The appointment of a receiver for all or substantially all of the assets of a Venturer and the failure to have such receiver discharged within thirty (30) days after appointment.

     16.2.  Effect of Default.  Upon the occurrence of an Event of Default
            -----------------
by a Venturer, the other Venturer shall have the right to cause the Joint Venture to pay the defaulting Venturer the fair market value of its interest in the Joint Venture, determined pursuant to the provisions of Article 17, based on the Venturer's Percentage Interest, after deducting all Equity Loans, set out in
Section 4.2, damages sustained by the Joint Venture, and taking into consideration any outstanding indebtedness, liabilities, liens and obligations relating to the Property for the purchase and redemption of its interest in the Joint Venture.

          16.2.1. Pursuit of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any amount due by a defaulting Venturer hereunder or of any damages accruing by reason of the violation of any of the terms, provisions and covenants herein contained. A defaulting Venturer shall be responsible for the payment of all attorneys' fees reasonably incurred by the Joint Venture and interest on all amounts by which the defaulting Venturer is indebted to the Joint Venture hereunder at the highest lawful rate.


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------

          16.2.2. No waiver of any violation shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained and forbearance to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

          16.2.3. Each Venturer hereby agrees that in the event it shall default as hereinabove provided, it shall execute and deliver such conveyances, agreements, notes, instruments, or other documents which may be necessary to confirm and render fully effective the transfer of the defaulting Venturer's interest as herein provided. Notwithstanding anything contained in this Paragraph, any such relinquishment and transfer as herein provided shall not relieve the defaulting Venturer from any obligation or liability under this Agreement which may have accrued prior to the date of such relinquishment and transfer.

     16.3.  Failure to Make a Capital Contribution. In the event a Venturer
            --------------------------------------
fails to make a required Capital Contribution when due, under Section 4.2, and said default is not cured within the time period provided herein, then the nondefaulting Venturer shall have the right, but not the obligation, to pursue any of the remedies provided below, in addition to, and not in lieu of, any remedies provided in Section 16.2.

          16.3.1.  Defaulting Loan.  The nondefaulting Venturer, at its option,
                   ---------------
     may pay to the Joint Venture the Capital Contribution on behalf of the defaulting Venturer. Any such Capital Contribution made by the nondefaulting Venturer on behalf of the defaulting Venturer shall be deemed to be a "Defaulting Loan." Any Defaulting Loan shall bear interest at the lesser of (i) the highest rate allowed by law, or (ii) twenty percent (20%).


          16.3.2.  Dilution of Venturer's Interest.  The Venturers further agree
                   -------------------------------
     that the nondefaulting Venturer may elect at any time after six (6) months following the initial funding of a Defaulting Loan (provided said Defaulting Loan has not been repaid prior to the date the election is made by the nondefaulting Venturer) to have the defaulting Venturer's Percentage Interest in the Joint Venture diluted and adjusted pursuant to the provisions of Subparagraph 16.3.2.1 hereof, and all Positive Net Cash Flow distributions shall thereafter be diluted from the date the Defaulting Loan is advanced for the balance of the term of this Agreement.

               16.3.2.1. Adjustment of Percentage Interest. The nondefaulting Venturer's Percentage Interest shall equal the following percentage: (a) the sum of (i) all amounts actually funded by the nondefaulting Venturer, including any initial capital, Capital Contributions and Defaulting Loans, plus (ii) the amount of the Defaulting Loan funded by the nondefaulting Venturer; divided by (b) the sum of (i) all amounts actually

Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
          funded by the Venturers, including the initial capital, Deficit Capital Costs or Negative Net Cash Flow Contributions, and Defaulting Loans, plus (ii) the Venturer's Defaulting Loans. The Venturer's Interest of the defaulting Venturer equals the percentage determined by subtracting the percentage determined above from one hundred percent (100%).

               For Example: Assume that the initial capitalization of the
               -----------
          nondefaulting Venturer is SEVEN THOUSAND FIVE HUNDRED DOLLARS ($7,500.00) and that of the defaulting Venturer is TWO THOUSAND FIVE HUNDRED DOLLARS ($2,500.00). A request is made for a Deficit Capital Cost Capital Contributions totaling TEN THOUSAND DOLLARS ($10,000.00) and the nondefaulting Venturer funds SEVEN THOUSAND FIVE HUNDRED DOLLARS ($7,500.00) and the defaulting Venturer does not fund its TWO THOUSAND FIVE HUNDRED DOLLAR ($2,500.00) pro rata share. The nondefaulting Venturer makes a Defaulting Loan of TWO THOUSAND FIVE HUNDRED DOLLARS ($2,500.00) on the defaulting Venturer's behalf, then the nondefaulting Venturer's Percentage Interest becomes eighty-eight and eighty-nine one hundredths percent (88.89%), and that of the defaulting Venturer becomes eleven and eleven one hundredths percent (11.11%).

     Nondefaulting Venturer's Interest:
     ---------------------------------

     ($7,500 + $7,500 + $2,500) +  $2,500          =
     ---------------------------------------------
     ($7,500 + $2,500 + $7,500 + $2,500) +($2,500)

     $20,000.00
     ----------
     $22,500.00  ................................. = 88.89%

     Defaulting Venturer's Percentage Interest:
     -----------------------------------------

     100% - 88.89%  .............................. = 11.11%

                                  ARTICLE  17.

                           PROCEDURE FOR APPRAISEMENT
                           --------------------------

     17.1.  Selection of Appraisers.  Within ten (10) days after an appraisal
            -----------------------
is required under any provision hereof, each group or individual, as the case may be, shall select an appraiser. If either party fails to name an appraiser within the specified time, the other party may select the second appraiser.



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- ---------------------------------------------------------------

     17.2.  Determination of Fair Market Value. The two appraisers so selected
            ----------------------------------
shall proceed to promptly determine the fair market value of the Joint Venture's interest, including therein a fair market valuation of the interest and equity in the Joint Venture of the Venturers in question, taking into consideration any outstanding indebtedness, liabilities, liens and obligations of such fair market value by the two appraisers, selected as hereinabove provided. The final determination of the two appraisers shall be final and binding upon all the parties; provided, however, if the two appraisers so selected are unable to agree upon such fair market value, said two appraisers shall select a third appraiser, whose determination as to such fair market value shall be averaged with the appraisals of the other two appraisers, and the average of the three appraisals shall be conclusive evidence as to such fair market value and shall be final and binding upon all parties. The appraisers shall deliver a written report of their appraisal to the Managing Partner, who shall provide copies thereof to all interested parties.

     17.3.  Fees and Expenses. Each party shall pay the fee and expense of the
            -----------------
appraiser selected by such party, and if a third appraiser is selected, the fee of the third appraiser shall be borne equally by the parties appointing the other two appraisers.

                                  ARTICLE  18.

                                 MISCELLANEOUS
                                 -------------

     18.1.  Affiliated Corporations. The Managing Partner may retain (i) the
            -----------------------
financial management and accounting expertise of a subsidiary or affiliated company which shall provide accounting services, including, but not limited to, establishment and use of computer programs and billing and accounting systems, or (ii) the services of any other affiliated corporations, so long as the rates charged therefor are substantially comparable to the rates charged in the immediately comparable San Diego, California market for equally comparable services in said market.

     18.2.  Exhibits. The Venturers hereby covenant and agree that each Exhibit
            --------
attached hereto is incorporated herein as if fully set forth herein, and to the extent the Exhibits attached to this Agreement are incomplete on the date hereof, such Exhibits shall be completed and attached to this Agreement as quickly as possible, using all due diligence. To the extent this Agreement may be rendered unenforceable by the lack of completion of any of the Exhibits, such defect in this Agreement shall be cured as such incomplete Exhibits are made complete in accordance with this Section.

     18.3.  Notices.  Any notices or other communications required or permitted
            -------
hereunder shall be sufficiently given if in writing and (i) delivered personally, (ii) forwarded by prepaid telegram, or (iii) sent by certified mail, return receipt requested, postage prepaid, addressed as shown below, or to such other address as the party concerned may substitute by written notice to the other. All notices personally delivered shall be deemed received on the date of delivery. All notices forwarded by prepaid telegram shall be deemed received two
(2) days after the date same are sent. All notices forwarded by mail shall be deemed received on a date seven (7) days (excluding Sundays and legal holidays when the U.S. mail is not delivered) immediately


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
following date of deposit in the U.S. mail; provided, however, the return receipt indicating the date upon which all notices were received shall be prima
                                                                          -----
facie evidence that such notices were received on the date on the return
- -----
receipt.


     If to Golf Inns:              THEODORE L. VALLAS
                                   c/o Golf Inns of America, Inc.
                                   2192 Palomar Airport Road
                                   Carlsbad, California 92008

                                   With copies to:
                                   --------------
                                   Rex B. Beatty, Esq.
                                   Mulvaney, Kahan & Barry
                                   First National Bank Building
                                   17th Floor
                                   401 West A. Street
                                   San Diego, California 92101-7907

     If to Ocean Vista:            OCEAN VISTA LAND COMPANY
                                   15821 Ventura Boulevard
                                   Suite 550
                                   Encino, California 91436
                                   Attention:  President

                                   With a copy to:
                                   --------------
                                   Randolph D. Addison
                                   Page & Addison, P.C.
                                   15770 North Dallas Parkway, 5th Floor
                                   Dallas, Texas 75248

     The addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect for all purposes.

     18.4.  Independent Corporation.  Golf Inns recognizes and acknowledges
            -----------------------
that Ocean Vista is an independent corporation, chartered under the laws of the State of California, to whom Golf Inns will solely look and who is solely responsible for the obligations and liabilities of Ocean Vista recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby, and Golf Inns further recognizes and acknowledges that no other entity or entities, including (i) Ocean Vista's parent corporation, (ii) any individual, (iii) any corporation affiliated with Ocean Vista which may supply services to or take actions in behalf of or for the benefit of Ocean Vista with respect to the matter herein contemplated (it being agreed among and between the parties hereto that the parent of and/or the affiliated corporations of Ocean Vista may form, organize, provide services to, provide loans and funds to, negotiate for, provide personnel to, make representations on behalf of, and from time to time take actions on behalf of or for the benefit of Ocean Vista by direct dealings with Golf Inns or those acting for it), or (iv) any other corporation affiliated with Ocean Vista, although


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
such corporation may do any thing listed in (iii) above, is in any manner liable or responsible for the obligations and liabilities of Ocean Vista, whether recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby. As used in this Article, the term "Operator" shall mean OCEAN VISTA LAND COMPANY, INC., a California corporation, and any Affiliate thereof to whom the rights and obligations of "Ocean Vista" may be assigned pursuant to the terms hereof.

     18.5.  Affiliates.  It is agreed and understood among and between the
            ----------
parties hereto that the Affiliates of Ocean Vista may provide services for a fee to Ocean Vista and that the provision of such services for a fee and the actions taken in providing such services shall in no manner be construed to constitute the undertaking by such Affiliate of any obligation, duty, or liability of Ocean Vista to Golf Inns under the terms of this Agreement or any other relationship existing between Ocean Vista and Golf Inns, unless specifically set forth in a document executed by the party to be charged with such obligation, duty, or liability. Ocean Vista may retain the services of any Affiliate of Ocean Vista's parent company, so long as the rates charged therefor are substantially comparable to the rates generally charged for equally comparable services in the immediate market. Additionally, the fees paid for such services to such Affiliates shall not be considered to constitute payments to others in detriment to Golf Inns except as provided by the terms of this Agreement or the laws of bankruptcy or insolvency which are applicable to Ocean Vista. Golf Inns covenants that in dealing with representatives of an Affiliate of Ocean Vista, that such direct dealings taken by such representative shall in no manner be construed to be the direct action, obligation, duty, liability, or undertaking of such Affiliate, and Golf Inns agrees that it shall not attempt to pierce the corporate veil of Ocean Vista in order to impose any such liability.

     18.6.  Golf Inns' Inquiry.  Golf Inns warrants and represents that it
            ------------------
has made such inquiry and investigation as it deems appropriate as to the financial ability of Ocean Vista to perform all of its obligations, duties, liabilities, and undertakings contemplated by the transaction from which this Agreement arises and that it has no further inquiry it desires to make. Golf Inns further warrants and represents that it is not relying on any other entity to contribute to the financial wherewithal to Ocean Vista to carry out its obligations, duties, liabilities, and undertakings, and no oral representations have been made as to other financial support of Ocean Vista by any party or entity. Golf Inns is thus solely relying on the financial ability of Ocean Vista, and Golf Inns shall not attempt to pierce the corporate veil of Ocean Vista in order to obtain financial contribution or responsibility.

     18.7.  Assignment.  Except as expressly provided herein, this
            ----------
Agreement and any documents executed in connection herewith shall not be assigned by any Venturer without the prior written consent of the other Venturers.

     18.8.  Public Announcements.  No party hereto shall make any public
            --------------------
announcement or press release concerning this Agreement or the transactions contemplated herein except as may be mutually agreed upon by the parties.


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

     18.9.  Severability.  Should any portion of this Agreement be deemed
            ------------
unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

     18.10.  Approvals.  Any consent or approval of either party referred
             ---------
to herein (by whatever words used) shall not be unreasonably withheld or delayed, and neither party shall seek or obtain any payment in connection therewith as a condition therefor. Except as otherwise expressly provided herein, whenever either party has called upon the other to execute and deliver a consent or approval in accordance with the terms of this Agreement, the failure of such party to respond to the demand within fifteen (15) days after written request therefor, or such other period as may be specifically set forth herein, shall be deemed to be a consent or approval. In the event that either party refuses to give its consent or approval to any request by the other, such refusing party shall indicate by notice to the other the reason for such refusal.

     18.11.  Integrated Agreement.  This Agreement constitutes the entire
             --------------------
agreement between the parties hereto and there are no agreements, understandings, warranties or representations between the parties other then those set forth herein.

     18.12.  Construction of Agreement.  This Agreement concerns property
             -------------------------
situated in the State of California and shall be deemed to be a contract made under the laws of said state.

     18.13.  Amendment and Waiver.  This Agreement may not be amended or
             --------------------
modified in any way except by instrument in writing executed by all parties hereto; provided, however, any Venturer may, in writing (i) extend in writing the time for performance of any of the obligations of the other, (ii) waive in writing any inaccuracies and representations by the other contained in this Agreement, (iii) waive in writing compliance by the other with any of the covenants contained in this Agreement, and (iv) waive in writing the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement.

     18.14.  Successors and Assigns.  This Agreement shall be binding upon
             ----------------------
and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns where permitted herein.

     18.15.  Unavoidable Delay.  The provisions of this Section shall be
             -----------------
applicable if there shall occur during the term of this Agreement any (i) strike(s), lockout(s) or labor dispute(s), (ii) inability to obtain labor or materials, or reasonable substitutes therefor, (iii) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental action, civil commotion, fire, or other casualty, or (iv) other conditions similar to those enumerated in this Section beyond the reasonable control of the party obligated to perform. As the result of any of the above-described events, if the parties hereto shall fail punctually to perform any obligation on its part to be performed under this Agreement, then, upon written notice to the other, within ten (10) days of such event, such failure shall be excused and not be a breach of this Agreement by the party claiming an unavoidable delay, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect


Amended and Restated Joint Venture Agreement - Whispering Plams
- ---------------------------------------------------------------
to the term of this Agreement is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time or such named date shall be deemed to be extended or delayed, as the case may be, upon written notice, as provided above, for a time equal to the period of the unavoidable delay. Notwithstanding anything contained herein to the contrary, the provisions of this Section shall not be applicable to the parties' obligation to pay any sums, monies, costs, charges or expenses required to be paid pursuant to the terms of this Agreement.

     18.16.  Documentation.  If necessary to carry out the intent of this
             -------------
Agreement, each party agrees to execute and provide to the other party any and all other instruments, documents, conveyances, assignments and agreements which may be necessary to effectuate, carry out and perform the terms, provisions and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                    GOLF INNS:
                                    ---------

                                          GOLF INNS OF AMERICA, INC.,
Attest:                                        a California corporation


_____________________________                  By:___________________________

Title:_______________________             Title:________________________


                                    OCEAN VISTA:
                                    -----------

                                          OCEAN VISTA LAND COMPANY,
Attest:                                        a California corporation


_____________________________                  By:___________________________

Title:_______________________             Title:________________________



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